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                                                                   Exhibit 10.16

                              E-COMMERCE AGREEMENT

      THIS AGREEMENT is made as of September 14, 1998 by and between The Mining Company, a division of General Internet Inc. (d/b/a The Mining Company), a New York corporation with offices at 220 East 42nd Street, 24th floor, New York, New York 10017 ("GI"), and LowestFare.com, a division of Global Discount Travel Services, LLC, a limited liability company with offices at 980 Kelly Johnson Drive, Las Vegas, Nevada 89119 ("LF").

RECITALS

      WHEREAS, GI owns and operates a network of websites with its homepage at the URL "www.miningco.com" (the "Service");

      WHEREAS, LF owns and operates a website with the URL "www.lowestfare.com," which offers low-cost travel arrangements;

      WHEREAS, LF desires to purchase certain advertising impressions on the Service.

      WHEREAS, GI desires to sell advertising impressions to LF and to grant to LF exclusivity (as later defined), all on the terms and conditions set forth in the Agreement.

      NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

      1. Advertising Impressions.

            1.1 During the Initial Term (as hereinafter defined), GI shall provide to LF [CONFIDENTIAL TREATMENT REQUESTED] advertising impressions utilizing a combination of the following advertising units on the Service: (1) Marketplace Links; (2) Sponsorship Logos; (3) 120x60 advertising banners; (4) 120x60 Keyword Targeted advertising banners (to the extent such banners become available and are sold as advertising units on the Service); and (5) any other existing advertising unit or new advertising unit created by GI during the Term. When and to the extent that Keyword Targeted advertising banners become available and are sold as advertising units on the Service, GI agrees to use the keywords listed in Attachment A to this Agreement to provide such Keyword Targeted advertising banners to LF. For purposes of this Agreement, a "Keyword Targeted advertising banner" means an advertising banner which is activated in response to use of a keyword in a search request on a site on the Service and appears on the initial results page for the search. Attachment B to this Agreement shows the current layout (as of the date of this Agreement) of the homepage of each GuideSite on the Service and indicates the form and placement of the "Marketplace " links, "Sponsorship Logos" and advertising banners which will be provided to LF as advertising units pursuant to this paragraph 1.1. Notwithstanding the foregoing, LF acknowledges and agrees that GI reserves the right to redesign the Service at any time (a "Redesign"), including, but not limited to, the page layout depicted in Attachment B and the presentation of advertising units and


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advertisers throughout the Service, with the goals of improving the user experience and advertising effectiveness, and that the placement of LF's advertising units on the Service shall remain in an equivalent or improved position ("Redesign Restrictions"). Notwithstanding GI's right to Redesign the Service, LF's Marketplace Link will during the full Term be the first link listed of the Marketplace links in the Service's Travel sites.

            1.2 GI shall have the right in its discretion to select the type, location and frequency of the advertising units used to deliver the advertising impressions purchased by LF; provided, that GI shall use commercially reasonable efforts to distribute the advertising units in a manner which will maximize the potential to deliver qualified visitors to the LF site; and provided, further, that GI agrees to limit each user's frequency exposure to LF advertising units (excluding Sponsorship Logo and Marketplace links) to not more than two (2) times per user visit to any site on the Service.

      2. Exclusivity.

            2.1 During the Term as defined in paragraph 5, GI shall not display in any of the Service's Travel sites the name or logo of any Competitor of LF in
(i) the Sponsorship Logo location during the Term, and (ii) in the Marketplace Links Section for a minimum period of the first twelve months of the Term. Notwithstanding the foregoing, LF acknowledges and agrees that if the Service undergoes a Redesign, the form and placement of LF's areas of exclusivity may change subject to the Redesign Restrictions in Paragraph 1.1.. For purposes of this Agreement, a "Competitor of LF" shall mean all companies that provide a full range of travel services and travel reservations (i.e. reservations for airlines and charter flights, hotels, car rentals, cruises and vacation packages), including, but not limited to Expedia, Internet Travel Network (ITN), Preview Travel, Travelocity, Carson-Wagonlits, Omega Travel, Cheap Tickets, Biz Travel, and The Trip. Notwithstanding the foregoing, the American Express Corporation and its subsidiaries are excluded from the definition of Competitor of LF.

            2.2 Notwithstanding the foregoing, users of the Service who arrive at the Service through certain distribution channels may be provided with Marketplace and Sponsorship Logos of the third party distributor instead of LF. In these specific situations, these areas are not controlled by GI. No impressions will be counted by GI in favor of LF for these activities if LF is not served by GI to these Marketplace Links and Sponsorship Logo positions.

            2.3 In the event that GI has agreed or expects to agree with a Competitor of LF to add Marketplace links in its Travel sites, GI agrees to give LF notice of the initial planned listing description ("Competitor Description"). LF will have five (5) business days to notify GI if it wants to change LF's then current Marketplace Link to the Competitor Description or any other appropriate link wording. After the earlier of such five day period or the date of LF's response, (i) if LF does not change its link to the Competitor Description, then GI may place the Competitor of LF's link in Marketplace links in the Travel Sites using the Competitor Description, or (ii) if LF elects to use the Competitor Description, then GI may use any alternate description for such Competitor of LF links.


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      3. Content. During the Term, GI shall actively encourage the Travel site guides on the Service to feature LF's relevant, selected "best buy" promotions in the Spotlight editorial section of each Travel site and to include LF in links from the appropriate NetLinks editorial sections.

      4. Trademark License. LF hereby grants to GI for the Term a non-exclusive license to use the LF trademark, trade name and logo set forth on Attachment C in and on the Service in connection with the advertising created hereunder.

      5. Term. This Agreement and the provisions hereof, except as otherwise provided herein, shall be in full force and effect for the period commencing on October 1, 1998 and ending on September 30, 2000 (the "Initial Term"), subject to earlier termination in accordance with paragraph 13 below. LF shall have the right to extend the Term of this Agreement for a period of one (1) year from October 1, 2000 to September 30, 2001 (the "Extended Term") upon written notice to GI not less than sixty (60) days prior to the termination of the Initial Term; provided, that on or before the date of commencement of the Extended Term LF and GI shall have negotiated and agreed upon the compensation payable to GI during the Extended Term, which compensation on a CPM (cost per thousand) basis shall not increase more than [CONFIDENTIAL TREATMENT REQUESTED] over the [CONFIDENTIAL TREATMENT REQUESTED] CPM payable in the Initial Term. The Initial Term and the Extended Term, if any, shall be referred to herein collectively as the "Term."

      6. Compensation.

            6.1 In consideration for the advertising impressions and the exclusivity provided by GI hereunder, LF agrees to pay to GI the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] (the "Fee"), payable in twenty-four
(24) monthly installments of [CONFIDENTIAL TREATMENT REQUESTED] each. Each such installment shall be payable on the first business day of each month during the Initial Term, beginning October 1, 1998. In lieu of monthly payments, LF may elect to make quarterly payments of [CONFIDENTIAL TREATMENT REQUESTED] each on the first business day of each calendar quarter during the Initial Term. GI and LF acknowledge and agree that the intent of this Agreement is that GI shall deliver [CONFIDENTIAL TREATMENT REQUESTED] advertising impressions to LF over the two-year Initial Term (unless sooner terminated in accordance with the terms hereof). Accordingly, GI agrees that if GI delivers in excess of [CONFIDENTIAL TREATMENT REQUESTED] advertising impressions to LF during such period, LF shall have no obligation to make any payment of compensation other than payment of the Fee to GI.

            6.2 If GI exercises its right to make the Travel site Marketplace Links non-exclusive per paragraph 2.(ii), the Fees payable for the remainder of the term shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED].


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      7. Reporting. Within ten (10) business days after the end of each month during the Term, GI shall provide to LF a report prepared by GI setting forth the number of LF's advertising impressions for the previous month.

      8. Audit. LF shall have the right, upon at least five (5) business days prior written notice and no more than once per calendar year, to utilize an industry recognized third-party auditing firm to inspect GI's books and records which specifically report the advertising impressions provided by GI under this Agreement, including the reports prepared by the ad server reporting system licensed by GI (the "Reporting Service"), during regular business hours at GI's principal business office. LF agrees to maintain the confidentiality of any confidential or proprietary information which may be made available to LF during such inspection in accordance with the provisions of paragraph 10 hereof. If the audit establishes a deficiency of greater than 5% between the amount of advertising impressions reported by GI pursuant to paragraph 7 and the amount actually reported by the Reporting Service, GI will provide LF with the number of advertising impressions equal to the amount of the deficiency and will reimburse LF for its reasonable and actual, out-of-pocket third party costs and expenses of the audit. GI will be entitled to rely on the accuracy of the statements and/or reports provided to the Company by the Reporting Service, and LF shall have no right of objection to reports rendered to LF under this agreement insofar as such reports are based on information provided to GI by the Reporting Service.

      9. Warranties and Representations.

            9.1 GI warrants and represents that:

                  9.1.1 it has the right, power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all appropriate corporate action; and

                  9.1.2 this Agreement does not contravene any other agreement to which GI is a party.

            9.2 LF warrants and represents that:

                  9.2.1 it has full right, power and authority to enter this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all appropriate corporate action; and

                  9.2.2 this Agreement does not contravene any other Agreement to which LF is a party.

      10. Confidentiality. "Confidential Information" shall mean any information disclosed by one party ("Disclosing Party") to the ("Receiving Party") in connection with this Agreement which, if in written, graphic, machine-readable or other tangible form is marked as "confidential" or "proprietary" or which, if disclosed orally, is identified at the time of initial


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disclosure as confidential. The Receiving Party agrees to keep confidential all
Confidential Information of the Disclosing Party and not to use such Confidential Information or disclose such Confidential Information to any third party without the prior express written permission of the Disclosing Party unless required by law. Each party acknowledges that information gathered or obtained by the other party with respect to such other party's own website(s), including but not limited to user information and studies and viewership, inventory and usage reports, shall be the proprietary information of the party gathering or obtaining such information, and, except as otherwise specifically set forth herein, such party shall have no rights in or to such information. The parties agree that their obligations of confidentiality shall be subject to compliance with all applicable securities laws and regulations.

      11. Public Announcements. Following the execution of this Agreement, the parties agree to prepare and issue a press release regarding the signing of this Agreement and the transactions contemplated hereby, it being understood that both parties must approve the content and timing of the press release; and provided, unless mutually agreed, neither party shall make any other announcement or disclosure (whether or not in response to an inquiry) of the existence of this Agreement or the subject matter, terms or conditions hereof.

      12. Notice and Payment.

            12.1 Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the designated party at the above-stated address or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service. Copies of all notices given to GI shall be sent to Frankfurt, Garbus, Klein & Selz, P.C., 488 Madison Avenue, 9th Floor, New York, NY 10022, Attention: Gavin
D. McElroy, Esq. Copies of all notices given to LF shall be sent to Gordon Altman Butowsky Weitzen Shalov & Wien, 114 West 47th Street, New York, NY 10036
Attention: Marc Weitzen, Esq.

            12.2 Either party may change the address to which notice or payment is to be sent by written notice to the other in accordance with the provisions of this Paragraph 12.

      13. Termination. The parties shall have the following termination rights:

            13.1 LF shall have the right, at any time after October 1, 1999, to terminate this Agreement by giving GI not less than sixty (60) days prior written notice of termination.

      14. Indemnity.

            14.1 LF agrees to indemnify and hold GI harmless from all liabilities, third party claims, causes of action, judgments, damages, losses and expenses (including reasonable attorneys' fees) arising out of or resulting from (i) any breach by LF of any representation, warranty, and/or covenant made by LF herein, (ii) GI's use of the LF trademark, trade name and logo and (iii) the content of any and all LF advertising.


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            14.2 GI agrees to indemnify and hold LF harmless from all
liabilities, third party claims, causes of action, judgments, damages, losses and expenses (including reasonable attorneys' fees) arising out of or resulting from (i) any breach by GI of any representation, warranty, and/or covenant made by GI herein and (ii) the content of the Service (other than any LF advertising).

      15. Jurisdiction and Disputes.

            15.1 This Agreement shall be governed in accordance with the laws of the State of New York applicable to contracts made and to be performed fully therein without giving effect to the conflicts of laws principles thereof.

            15.2 All disputes under this Agreement shall be resolved exclusively by the state or federal courts located in the County of New York, State of New York. Each party hereby consents to the jurisdiction of such courts, agrees to accept service of process by mail, and waives any jurisdictional or venue defenses otherwise available to it.

      16. Assignment; Binding Effect. Either party may assign this Agreement to a subsidiary or affiliated company existing now or hereafter organized; provided that the party assigning this Agreement shall remain primarily liable to the other party with respect to all obligations of such assigning party hereunder. Except as specifically set forth in the preceding sentence, this Agreement may not be assigned by either party, and any assignment in violation of this paragraph shall be null and void. The provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

      17. Waiver. No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provision of this Agreement.

      18. Severability. If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

      19. No Joint Venture. Nothing contained herein shall constitute this arrangement to be an employment relationship, a joint venture or a partnership between the parties, it being acknowledged that the parties are independent contractors.

      20. Integration. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and revokes and supersedes all prior agreements, oral and written, between the parties with respect to the subject matter hereof. It shall not be modified or amended except in a writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LOWESTFARE.COM, a division of           GENERAL INTERNET INC.
GLOBAL DISCOUNT TRAVEL
SERVICES, LLC


By:                                     By:
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Title:                                  Title:
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Dated:                                  Dated:
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